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Exhibit 3.6

CERTIFICATE OF ELIMINATION
OF THE CLASS B PREFERRED STOCK OF
MAIN STREET RESTAURANT GROUP, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

        Main Street Restaurant Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

        1.     That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Corporation, as heretofore amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a class of Two Million (2,000,000) shares of Class B Preferred Stock, par value $.001 per share, and established the voting powers, designations, preferences and relative, participating or other rights, and the qualifications, limitations or restrictions thereof, and, on December 28, 1993, filed a Certificate of Designation with respect to such Class B Preferred Stock in the office of the Secretary of State of the State of Delaware.

        2.     That no shares of said Class B Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

        3.     That the Board of Directors of the Corporation has adopted the following resolutions:

    WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on December 28, 1993 (the "Certificate of Designation"), this Corporation authorized the issue of a class of Two Million (2,000,000) shares of Class B Preferred Stock, par value $.001 per share, of the Corporation (the "Class B Preferred Stock") and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

    WHEREAS, 1,029,764 shares of such Class B Preferred Stock were issued by the Corporation in 1993 and converted into the Corporation's common stock in 1994; and

    WHEREAS, pursuant to the terms set forth in the Certificate of Designation, the authorized number of shares of Class B Preferred Stock may be decreased by the Board of Directors of the Corporation; and

    WHEREAS, as of the date hereof, no shares of Class B Preferred Stock are outstanding and no shares of Class B Preferred Stock will be issued subject to the Certificate of Designation; and

    WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to the Class B Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation;

    NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Class B Preferred Stock be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation; and it is further

    RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Class B Preferred Stock shall be eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

        4.     That, accordingly, all matters set forth in the Certificate of Designation with respect to such Class B Preferred Stock be, and hereby are, eliminated from the Restated Certificate of Incorporation, as heretofore amended, of the Corporation.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William G. Shrader, its President and Chief Executive Officer, as of this 23rd day of May, 2005.

MAIN STREET RESTAURANT GROUP, INC.
By:	/s/ WILLIAM G. SHRADER William G. Shrader, President

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  Exhibit 3.6